Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE
	Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm
	Media Contact:	Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com

ACE LIMITED REPORTS FOURTH QUARTER 2006 NET INCOME OF $665 MILLION,

FULL YEAR 2006 NET INCOME OF $2,305 MILLION; RECORD OPERATING INCOME

OF $2,351 MILLION AND EARNINGS PER SHARE OF $7.05

HAMILTON, Bermuda, January 30, 2007 — ACE Limited (NYSE: ACE) today reported net income for the fourth quarter ended December 31, 2006 of $665 million or $1.99 per common share after payment of preferred dividends, compared with net income of $236 million or $0.69 per share for the same quarter last year. Income excluding net realized gains (losses) for the fourth quarter was $643 million, or $1.92 per share, compared with $244 million or $0.72 per share for the same quarter of last year. (1) The combined ratio for the current quarter was 88.2%. Annualized return on average equity for the quarter was 19%.(3)

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2006	2005	Change	2006	2005	Change
Net income	$665	$236	182%	$1.99	$0.69	188%
Net realized gains (losses), net of tax	22	(8)	—	0.07	(0.03)	—
Income excluding net realized gains (losses), net of tax (1)	$643	$244	164%	$1.92	$0.72	167%

Net income for the year increased to $2.3 billion or $6.91 per share, compared with $1 billion or $3.31 per share for 2005. For 2006, income excluding net realized gains and the cumulative effect of an accounting change(2) was $2,351 million or $7.05 per share, compared with $955 million or $3.06 per share for 2005. (1) The combined ratio for the year was 88.1%, compared with the combined ratio for 2005 of 99.5%. Return on average equity for the year was 18.5%.(3)

Page 1/7

Years Ended

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2006	2005	Change	2006	2005	Change
Net income	$2,305	$1,028	124%	$6.91	$3.31	109%
Net realized gains (losses), net of tax	(50)	73	—	(0.15)	0.25	—
Cumulative effect, net of tax(2)	4	—	—	0.01	—	—
Income excluding net realized gains (losses) and cumulative effect, net of tax (1)	$2,351	$955	146%	$7.05	$3.06	130%

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “The quarter was an excellent finish to an outstanding year. Book value grew by over 20% and our return on equity exceeded 18%. While market conditions continue to soften and we remain firmly committed to underwriting discipline, we are a large organization with a broad capability and tremendous geographic reach. This creates opportunity for growth without compromising our underwriting standards. We are well positioned to continue our growth in book value for the foreseeable future.”

Other operating highlights were as follows:

•	P&C net premiums written increased 9% over the prior year quarter (4% after adjusting for a transaction described below) and full year was 2%.

•	P&C net premiums earned increased 6% over the prior year quarter and full year was 0.4%.

•	The combined ratio was 88.1% for the year compared with 99.5% in 2005; for the quarter, the combined ratio was 88.2%.

•	P&C underwriting income was $1.4 billion for the full year and $347 million for the fourth quarter.

•	Operating cash flow amounted to $4.1 billion for the year and $804 million for the fourth quarter.

•	Invested assets increased by $4.8 billion or 15% during the year to $37.2 billion.

•	Net investment income increased 21% for the quarter and 27% for the year to $1.6 billion.

•	Shareholders’ equity increased 21% for the year to $14.3 billion.

•	Tangible equity (1) rose to $11.5 billion, an increase of 27% from year-end 2005.

•	Return on average equity for 2006 was 18.5%; excluding FAS 115, it was 19.2%. (3)

Prior to the fourth quarter of 2006 we presented a Financial Services segment. As this segment no longer represents a significant part of our operations, we no longer report it separately. We now report the financial solutions business of ACE Financial Solutions and ACE Financial Solutions International with the Insurance – North American segment. In addition, our share of the earnings from Assured Guaranty has been reported in our Corporate results.

Details of our financial results for our business segments are available in the financial supplement. Key segment items include:

•	Insurance-North American: Net premiums written increased 16% over the prior year quarter. Excluding one particularly large Risk Management account written in the quarter, growth was 5%. The combined ratio was 88.9%.

Page 2/7

•	Insurance-Overseas General: Net premiums written increased 4% over the prior year quarter. The combined ratio was 87.4%.

•	Global Reinsurance: Net premiums written decreased 9% over the prior year quarter. The combined ratio was 74.7%.

•	Life Insurance and Reinsurance: Net premiums written increased 16% over the prior year quarter. Income excluding net realized gains (losses) increased 75% to $42 million over the prior year quarter.

Please refer to the ACE Limited Financial Supplement dated December 31, 2006, which is posted on the Company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_december_31_2006.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its year-end, fourth quarter earnings conference call and webcast on Wednesday, January 31, 2007 beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com. Please refer to the Investor Information section and access Calendar of Events for details. Alternatively, you may call 800-289-0572 (in the United States) or 913-981-5543 (international); passcode 9865344. A replay of the call will be available from approximately 11:30 a.m. ET on Wednesday, January 31, 2007 until Wednesday, February 28, 2007. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 9865344.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures on page 25 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]	The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.
[3]	Calculated using income excluding net realized gains (losses).
[4]	Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding.

Page 3/7

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 4/7

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	December 31 2006	December 31 2005
	(Unaudited)
Assets
Total investments	$36,601	$31,842
Cash	565	512
Insurance and reinsurance balances receivable	3,580	3,343
Reinsurance recoverable	14,580	15,463
Other assets	11,809	11,280

Total assets	$67,135	$62,440

Liabilities
Unpaid losses and loss expenses	$35,517	$35,055
Unearned premiums	6,437	5,884
Other liabilities	10,903	9,689

Total liabilities	$52,857	$50,628

Shareholders’ equity
Total shareholders’ equity	$14,278	$11,812

Total liabilities and shareholders’ equity	$67,135	$62,440

Book value per ordinary share (4)	$42.03	$34.81

Page 5/7

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Gross premiums written	$4,010	$3,794	$17,401	$16,811
Net premiums written	2,864	2,628	12,030	11,792
Net premiums earned	3,026	2,859	11,825	11,748

Losses and loss expenses	1,824	2,135	7,070	8,571
Life and annuity benefits	32	35	123	143
Policy acquisition costs	433	425	1,715	1,663
Administrative expenses	365	301	1,456	1,261

Underwriting income (loss)(1)	372	(37)	1,461	110

Net investment income	428	354	1,601	1,264
Net realized gains (losses)	15	(25)	(98)	76
Interest expense	42	46	176	174
Other (income) expense	(16)	6	(35)	(25)
Income tax expense (benefit)	124	4	522	273
Cumulative effect, net of tax	—	—	4	—

Net income	665	236	2,305	1,028
Preference shares dividend	(12)	(12)	(45)	(45)

Net income available to holders of ordinary shares	$653	$224	$2,260	$983

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (1)	$1.92	$0.72	$7.05	$3.06
Net income	$1.99	$0.69	$6.91	$3.31

Weighted average diluted shares outstanding	328.4	323.4	327.2	297.3

Loss and loss expense ratio	61.8%	76.5%	61.2%	74.5%
Policy acquisition cost ratio	14.4%	14.9%	14.6%	14.2%
Administrative expense ratio	12.0%	10.5%	12.3%	10.8%
Combined ratio	88.2%	101.9%	88.1%	99.5%

Ratios exclude life insurance and reinsurance business

Page 6/7

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Gross Premiums Written
Insurance - North American	$2,236	$2,056	$9,663	$9,189
Insurance - Overseas General	1,441	1,388	5,897	5,775
Global Reinsurance	255	283	1,567	1,599
Life Insurance and Reinsurance	78	67	274	248

Total	$4,010	$3,794	$17,401	$16,811

Net Premiums Written
Insurance - North American	$1,476	$1,271	$5,940	$5,803
Insurance - Overseas General	1,059	1,014	4,266	4,195
Global Reinsurance	251	276	1,550	1,546
Life Insurance and Reinsurance	78	67	274	248

Total	$2,864	$2,628	$12,030	$11,792

Net Premiums Earned
Insurance - North American	$1,471	$1,349	$5,719	$5,730
Insurance - Overseas General	1,097	1,048	4,321	4,239
Global Reinsurance	380	395	1,511	1,531
Life Insurance and Reinsurance	78	67	274	248

Total	$3,026	$2,859	$11,825	$11,748

Income Excluding Net Realized Gains (Losses) and Cumulative Effect (1)
Insurance - North American	$304	$163	$1,132	$661
Insurance - Overseas General	187	104	754	463
Global Reinsurance	148	(10)	536	(83)
Life Insurance and Reinsurance	42	24	138	100
Corporate	(38)	(37)	(209)	(186)

Total	$643	$244	$2,351	$955

Page 7/7